UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   October 22, 2007

PRESTIGE BRANDS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32433	20-1297589
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

90 North Broadway, Irvington, New York 10533
(Address of principal executive offices, including Zip Code)

 (914) 524-6810
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On October 22, 2007, Prestige Brands Holdings, Inc. (the “Registrant”) received notification from the arbitrators that it had issued a Partial Final Award (the “Award”) in the pending arbitration with OraSure Technologies, Inc.  The Registrant believes that the arbitrators validated the Registrant’s position that the Registrant’s acquisition of the Wartner® brand of cryosurgical wart remover did not cause material harm to OraSure.  The arbitrators acknowledged that there was a technical breach of the non-compete clause in the Distribution Agreement between the parties but OraSure’s proof of damages was speculative and not supported by credible evidence.  Therefore, the arbitrators awarded nominal damages to OraSure in the amount of One Dollar ($1.00).

In the Award, the arbitrators stated that OraSure is entitled to an award of counsel fees and arbitrator compensation in an amount to be determined pursuant to further proceedings.  The Registrant will vigorously contest the award of fees to OraSure as the Registrant believes that OraSure should only be entitled to a modest award in light of the arbitrators' rejection of OraSure's asserted damages and claims beyond the One Dollar ($1.00) nominal award.

The arbitration panel also dismissed with prejudice OraSure’s remaining claims for breach of the Distribution Agreement, OraSure’s request for injunctive relief and the Registrant’s counterclaims, respectively.

The arbitrators agreed with the Registrant’s position regarding termination of the Distribution Agreement by determining in the Award that the Distribution Agreement will terminate on December 31, 2007.  The Registrant does not expect any interruptions in supply of its Compound W Freeze Off® branded cryosurgical wart remover as it transitions to a new supplier after December 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2007		PRESTIGE BRANDS HOLDINGS, INC.

	By:	/s/ Charles N. Jolly
Name: Charles N. Jolly
Title: General Counsel and Secretary